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Celanese Corporation	Mitsubishi Gas Chemical
222 W. Las Colinas Blvd	Company, Inc.
Suite 900N	2-5-2
Irving, TX 75039 USA	Marunouchi
Chiyoda-ku, Tokyo, Japan

Mitsubishi Gas Chemical Company and Celanese Corporation Sign MOU to Restructure Korea Engineering Plastics JV

Restructured venture will support global growth of the venture’s products

DALLAS and TOKYO (December 9, 2020) – Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, and Mitsubishi Gas Chemical Company, Inc. (MGC; Head Office: Chiyoda-ku, Tokyo; President: Masashi Fujii), today announced the signing of a memorandum of understanding (MOU) confirming their intent to restructure Korea Engineering Plastics Co. (KEP), a joint venture owned 50% by Celanese, 40% by MGC and 10% by Mitsubishi Corporation.

Under the terms of the MOU, KEP would focus on manufacturing, developing, producing, and supplying high quality products to its shareholders, who would then independently market them globally and without restrictions. The MOU envisions a modernization of the scope of the KEP joint venture, which was formed in 1987 to manufacture and market polyoxymethylene (POM) in Asia, with a particular focus on serving domestic demand in Korea.

Celanese and MGC believe that focusing KEP’s efforts on manufacturing and supplying its shareholders with a leading portfolio of innovative products is a necessary response to the globalization of the POM industry, the fragmentation of the marketing supply chain, and other changes in market conditions since KEP was first formed.

POM is one of the world’s most widely used engineered materials, known for its high dimensional stability, hardness and creep resistance. These unique qualities allow POM to be used as a broad replacement for metal parts. Along with its copolymer resins, POM is widely used as an engineering plastic across almost every industry.

The parties have also committed to increasing KEP’s production capacity to improve the long-term security of supply to its customers and further support their growth. The increased volumes are expected to come on-stream in a series of steps in the coming years.

The parties expect the joint venture restructuring to be completed before the end of 2021, subject to customary closing conditions and any necessary regulatory approvals. KEP will continue to serve its customers, without change, until the restructuring is closed and will provide more information pertaining to the transition as details are finalized.

The partners of KEP are focused on ensuring KEP’s customers will continue to be able to depend on a reliable supply of products and KEP will work closely with them on a plan to address any concerns in the coming months.

About MGC Inc.

Mitsubishi Gas Chemical Company, Inc. (MGC), headquartered in Tokyo, is a unique technology-oriented manufacturer producing more than 90% of its products using proprietary technologies. Committing itself to creating new technology and value, MGC boasts a broad range of products, from basic chemicals such as methanol, xylene, and hydrogen peroxide to high-performance products such as engineering plastics, foamed plastics, materials for printed wiring board and oxygen absorbers. MGC will continue to societal growth and harmony by creating a wide range of value through chemistry. For more information, please visit MGC’s website: https://www.mgc.co.jp/eng/

About Celanese

Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2019 net sales of $6.3 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Celanese Contacts:

Investor Relations	Media Relations – Global	Media Relations Europe (Germany)
Brandon Ayache	W. Travis Jacobsen	Petra Czugler
+1 972 443 8509	+1 972 443 3750	+49 69 45009 1206
brandon.ayache@celanese.com	william.jacobsen@celanese.com	petra.czugler@celanese.com

MGC Co. Contact

Media Relations Deputy General Manager Public Relations Dept
Name Shin-ichi Hieda
Phone +81-3-3283-5040
Email hieda@mgc.co.jp

Forward-Looking Statements: This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company or its customers will realize these benefits or that these expectations will prove correct. There are a number of risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this release. Risk factors include those that are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.